bluefish
Communications Ltd

Bluefish Communications Ltd
3rd Floor
Trident House
42 – 48 Victoria St
St Albans
AL1 3HZ
Tel 0870 242 2807
Fax: 0870 242 2809

VAT Number 826 7186 05

# Invoice

Invoice Number: 0010679A
Date: 28th Feb 2006

SoftNet Technology Corp.
11 Commerce Dr
2nd Floor
Cranford,
NJ 07016

| | |
|---|---|
| **Service** | |
| **Engagement details** | Professional services |
| | |
| **Order Number** | PO# 4par2005 |
| **Fee** | $25,719.59 |

**Terms of Business**
Our terms of business require payment within 30 calender days unless otherwise agreed in writing

**Late payment**
Bluefish Communications reserves the right to charge interest on any overdue amounts at a rate of 2% of the invoiced amount per month.

**Payment Instructions for this invoice:**
Please make payments to: Euro Sales Finance plc
(A member of The Royal Bank of Scotland Group)
Sort Code: 60-08-46
Account Number 48100218

**Notice of Assignment**
The debt evidenced by this invoice has been assigned to Euro Sales Finance plc.

Payment of the debt must be made to Euro Sales Finance plc and sent to them at **PO Box 343, Feltham, Middlesex, TW13 7WH** quoting our name and the invoice number. Payment to any other party will not constitute a valid discharge of the debt.

If this invoice is not correct in all respects, you should notify Euro Sales Finance plc immediately.